Exhibit 99.1

ANACOR PHARMACEUTICALS APPOINTS KEITH R. LEONARD, JR.

TO BOARD OF DIRECTORS

Palo Alto, CA — May 30, 2014 — Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced that its Board of Directors has unanimously appointed Keith R. Leonard, Jr. to serve as a Class I director until the Company’s 2017 annual meeting of shareholders.

Mr. Leonard has more than 20 years of experience in the pharmaceutical industry and is the President, Chief Executive Officer and a member of the board of directors of Kythera Biopharmaceuticals, Inc., a biopharmaceutical company that he co-founded focused on discovering, developing and commercializing drugs for the aesthetic medicine market.  From 1991 to 2004, Mr. Leonard held various positions at Amgen Inc., most recently as Senior Vice President and General Manager of Amgen Europe where he was responsible for all commercial operations in 28 European countries.

“On behalf of the Board, I’m very pleased to welcome Keith as a new independent director of Anacor.  We believe that Keith’s broad pharmaceutical experience and significant expertise in global product development, commercial execution and strategic planning will prove very valuable,” said Paul Berns, the Company’s President and Chief Executive Officer.  “We look forward to working with Keith and benefiting from his experience and judgment.”

“I am very pleased to become a member of the Anacor board,” said Keith Leonard.  “Anacor has two very interesting investigational product candidates, AN2728 and Kerydin, and I welcome the opportunity to work with Paul and the Board at what is an exciting time for the Company.”

In addition, the Company announced today that its Board has appointed William J. Rieflin to be its first independent lead director.  Mr. Rieflin has served as a member of the Board since March of 2011, and currently serves as chairman of the Company’s Audit Committee and as a member of the Compensation Committee.  Paul Berns, the Company’s Chief Executive Officer, will continue to serve as Chairman of the Board.

“We are excited to announce Keith’s appointment to the Board, as well as Bill’s acceptance of his new role,” said Paul Klingenstein, Chairman of the Company’s Nominating and Governance Committee.  “Keith possesses exactly the type of experience, judgment and integrity that we look for when considering new additions to our Board.  In addition, we believe Bill is well suited for this important corporate governance role.”

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s two lead product candidates are topically administered dermatologic compounds — Kerydin, an investigational antifungal for the potential treatment of mild-to-moderate onychomycosis, and AN2728, an investigational anti-inflammatory PDE-4 inhibitor for the potential treatment of mild-to-moderate atopic dermatitis. In addition to its two lead programs, Anacor has discovered three other wholly-owned investigational product candidates — AN2718 and AN2898, which are backup compounds to Kerydin and AN2728, respectively, and AN3365, an investigational antibiotic for the potential treatment of infections caused by Gram-negative bacteria.  Anacor has also discovered three other investigational compounds that have been out-licensed for further development — one is licensed to Eli Lilly and Company for the potential treatment of an animal health indication, the second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for the potential treatment of human African trypanosomiasis (HAT, or sleeping sickness) and the third compound is licensed to GlaxoSmithKline, LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based investigational compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of our clinical trials, safety and efficacy of our product candidates, timing and potential approval of our product candidates and timing and potential commercial success of our products. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law. These forward looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: any delay or failure by the FDA to approve Kerydin; our ability to timely and successfully launch, either alone or with a partner, Kerydin; any issues or delays arising during the course of our Phase 3 studies or other clinical trials relating to AN2728; any delay or failure by the FDA to approve AN2728; our ability to timely and successfully launch, either alone or with a partner, AN2728; and the other risks identified in our periodic filings, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Company Contacts:

Anacor Pharmaceuticals

Geoff Parker, 650-543-7516

Senior Vice President and Chief Financial Officer

DeDe Sheel, 650-543-7575

Senior Director, Investor Relations and Corporate Communications